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                                                                      EXHIBIT 16



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549


June 25, 2002

R: Hornbeck Offshore Services, Inc.

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audits of the financial statements of this registrant for the two most recent fiscal years. That individual is no longer with Arthur Andersen LLP. We have read Item 4 in the Form 8-K dated June 24, 2002 of Hornbeck Offshore Services, Inc. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,




/s/ ARTHUR ANDERSEN LLP




Copy to:
Mr. James O. Harp
Vice President and Chief Financial Officer
Hornbeck Offshore Services, Inc.
414 North Causeway
Mandeville, Louisiana 70441